                                   Exhibit 99.1

American Physicians Service Group, Inc.
Declares Seventh Annual Common Stock Dividend;

Announces Expansion of Stock Buyback Plan and

Results of Annual Shareholder Meeting

AUSTIN, TEXAS, June 3, 2010 – American Physicians Service Group, Inc. (“APS”) (NASDAQ: AMPH) today announced that its board of directors approved a dividend of $0.30 per common share, the company’s seventh consecutive annual dividend.  The dividend will be payable June 30, 2010 to shareholders of record on June 15, 2010.  APS also announced that its board of directors has authorized an increase in the company’s stock buyback plan of $5,000,000 for future purchases of the company’s outstanding common shares.  APS further announced that, at the Annual Meeting of Shareholders held June 3, 2010, shareholders re-elected its eight-member board of directors and ratified Deloitte & Touche LLP as the company’s independent registered public accounting firm for fiscal year 2010.

Mr. Kenneth Shifrin, chairman of the board of directors, said, “With APS’ strong balance sheet and continuing high levels of income and cash flow, we are pleased to return a portion of our equity to shareholders.  This $0.30 common stock dividend follows a preferred stock dividend and partial redemption in March, all done without diminishing our ability to expand our business.  Also, furthering our philosophy of rewarding shareholders through building long-term value in the company, we purchase our stock in the market when we feel that it is to the advantage of long-term shareholders.  Therefore, we are pleased to announce the expansion of our stock buyback program.  The addition of $5,000,000 brings the total authorized for repurchases to approximately $24,000,000.  Since announcing our formal buyback plan in August 2004, we have purchased over $18,000,000 of our shares at an average price of approximately $17.88 per share.  With book value currently exceeding $23.89 per share and growing, this has proven to be a significant benefit to long-term shareholders.  Finally, we are fortunate to return a board of directors that helped guide us to record performance over the last several years.  We thank our shareholders and look forward to continuing to share our success.”

APS is an insurance and financial services firm with subsidiaries which provide medical malpractice insurance for physicians and other healthcare professionals and brokerage and other investment services to institutions and high net worth individuals.  APS is headquartered in Austin, Texas.

This press release includes forward-looking statements related to APS that involve risks and uncertainties that could cause actual results to differ materially.  These forward-looking statements are made in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  For further information about these factors that could affect the future results of APS, please see the recent filings of APS with the Securities and Exchange Commission.  Prospective investors are cautioned that forward-looking statements are not guarantees of future performance.  Actual results may differ materially from management expectations.  Copies of the filings are available upon request to APS.

For further information, please visit the website of APS at www.amph.com or contact the following:

Mr. Kenneth Shifrin, Chairman of the Board (or)

Mr. Tim LaFrey, President (or)

Mr. Marc Zimmermann, Chief Financial Officer

American Physicians Service Group, Inc.

1301 S. Capital of Texas Highway, Suite C-300

Austin, Texas 78746

(512) 328-0888